Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 26, 2016, relating to the consolidated financial statements of MAM Software Group, Inc. and subsidiaries as of June 30, 2016 and 2015 and for the years then ended, appearing in the Annual Report on Form 10-K of MAM Software Group, Inc. for the year ended June 30, 2016.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

May 8, 2017